Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, originally entered into as of the 1st day of June, 2002, by and between EXCHANGE UNDERWRITERS, INC. (“Exchange”) and RICHARD B. BOYER (“Executive”) is hereby amended and restated in its entirety effective as of June 1, 2008. For purposes of this Agreement, references to the “Company” shall mean FEDFIRST FINANCIAL CORPORATION and references to the “Bank” shall mean FIRST FEDERAL SAVINGS BANK.
W I T N E S S E T H
     WHEREAS, in connection with that certain Stock Purchase Agreement, dated as of May 29, 2002, by and between Executive and the Company, Executive entered into an employment agreement with Exchange and an employment agreement with the Bank; and
     WHEREAS, the original term of the employment agreement with Exchange will expire on June 1, 2008; and
     WHEREAS, the Board of Directors of Exchange (the “Board”) wishes to extend the term of Executive’s employment agreement with Exchange; and
     WHEREAS, the parties wish to set forth their agreement concerning Executive’s continued employment with Exchange by amending and restating Executive’s employment agreement in its entirety.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:
     1. Employment. Executive will continue to be employed as President and Chief Operating Officer of Exchange through the term of this Agreement. Executive will perform all duties and shall have all powers commonly incident to his position as Chief Operating Officer or which, consistent with his position, the Board of Directors delegates to Executive.
     2. Location and Facilities. Executive will continue to be furnished with the working facilities and staff customary for the positions held by Executive through the term of this Agreement.
     3. Term.
         a. The term of this Agreement shall include (i) the initial term, consisting of the period commencing on June 1, 2008 (the “Effective Date”) and ending on September 19, 2010, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.
         b. Not later than September 19, 2009, and prior to each September 19th thereafter, the disinterested members of the Board may extend the term of this Agreement for an additional twelve months so that the remaining term of the Agreement becomes twenty-four months, unless Executive elects not to extend the term of this Agreement by giving written notice of his intentions in accordance with Section 17 of this Agreement. Not later than September 19, 2009, and prior to each September 19th thereafter, the Board will review Executive’s performance for purposes of determining whether to extend the term of this Agreement and will include the rationale and results of its review in the minutes of its meeting. Executive shall receive notice as soon as possible after such review as to whether the Agreement will be extended for an additional year.
     4. Base Compensation. Throughout the term of this Agreement, Executive shall be entitled to receive an annual base salary of $160,000 (“Base Salary”) from Exchange. The Base Salary shall be paid as and when accrued, in accordance with Exchange’s normal payroll schedule.
     5. Bonus/Commissions. During the term of this Agreement, Executive shall receive 25% of all first-year commissions generated by any salesperson of Exchange (including Executive) from sales of new insurance policies. Commissions will be paid on a monthly basis. Effective as of the Effective Date, Executive will no longer receive any commissions from the sales or renewals of insurance policies to Coveralls of North America. In addition, Executive shall receive an annual bonus equal to 20% of the year-over-year growth in Exchange’s annual audited net income (excluding any net income effect from the completion of any agency acquisition). Bonuses will be paid within two and a half months after the end of the fiscal year for which the bonus is earned. The Executive must be employed through the end of Exchange’s fiscal year to be entitled to receive an annual bonus.
     6. Benefit Plans. Executive shall be eligible to participate in the employee welfare benefit plans Exchange maintains for the benefit of its employees on the same terms as other employees. As of the effective date of this Agreement, those benefits include group-term life insurance, health and dental insurance and short- and long- term group disability insurance. Executive shall also be eligible to participate in the Bank’s employee stock ownership plan and retirement savings plan.
     7. Vacation and Leave. Executive may take up to five (5) weeks paid vacation and three (3) paid personal days annually. Any other leave may be taken in accordance with Exchange’s general personnel policies. Executive shall not be charged leave of any kind for attendance at professional meetings, seminars or continuing education programs.
     8. Expense Payments/Reimbursements/Fringe Benefits.
          a. Exchange will reimburse Executive for all reasonable and documented out-of-pocket business expenses (including, but not limited to, business cell phone use, parking, business entertainment, seminars and membership fees for organizations approved by the Board and dues for such organizations) incurred in connection with his services under this Agreement. Prior to reimbursement by Exchange, Executive must submit expenses to the Chief Operating Officer of the Bank for approval and substantiate the payment of all expenses in accordance with applicable policies of Exchange and the Bank.
          b. During the term of this Agreement, Executive may continue his use of a 2004 Acura TL owned by Exchange. All costs associated with insuring and maintaining the vehicle will be paid for by Exchange.

     9. Loyalty and Confidentiality.
          a. Confidentiality. Executive acknowledges that Exchange now has and will develop in the future, and that Executive has learned and will learn in the future, valuable Proprietary Information (as defined below) relating to the business of soliciting, selling, renewing, negotiating and placing insurance policies and related products and services (the “Business”). Executive covenants and agrees to keep the Proprietary Information in confidence and to use his best efforts, for as long as this agreement remains in effect and for a period (the “Restriction Period”) commencing on the Effective Date and ending two (2) years after the date on which Executive ceases to be employed by Exchange or any affiliate of Exchange (the “Termination Date”), to prevent its dissemination other than in the normal and proper course of his duties or as authorized in writing by the Board. Executive further covenants and agrees to use the Proprietary Information exclusively for the benefit of Exchange during the Restriction Period.
          b. Proprietary Information. “Proprietary Information” shall include, but not be limited to, the following types of information regarding Exchange: corporate information, including contractual arrangements, plans and strategies; marketing information, including sales or product plans, strategies, tactics, methods, prospects, market research data, customer and potential customer lists; financial information, including cost and performance data; and operational information, including manufacturing processes and methods, trade secrets, and technical data; and personal information, including personnel lists. Proprietary Information includes, and is limited to, that information which is not generally known and is protected as confidential by Exchange using reasonable efforts, and does not include general skills, knowledge, personal contacts and experience acquired by Executive prior to and during his employment with Exchange. Any Proprietary Information developed by Executive during the term of this Agreement shall be the property of Exchange.
          c. Non-Solicitation. Executive agrees that during the Restriction Period, he shall not, directly or indirectly, for his own account or as agent, servant or employee of any business entity, hire, offer to hire or in any other manner persuade or attempt to persuade any officer or employee of Exchange or any affiliate of Exchange to discontinue or otherwise materially and adversely alter the terms of his or her relationship with Exchange.
          d. Corporate Documents. Executive agrees that all documents of any nature pertaining to activities of Exchange or to any of the foregoing matters in his possession at any time, including, without limitation, memoranda, notebooks, notes, data sheets, and records, are and shall be the property of Exchange and that they and all copies of them shall be surrendered to Exchange whenever requested by Exchange from time to time and with or without request upon termination of Executive’s employment.
          e. Non-Competition. Executive agrees and covenants that he will not, directly or indirectly, whether as an officer, director, consultant, employee, representative, agent, owner (other than as an owner of less than a 5% interest of a publicly-traded company) or otherwise, (i) during the Non-Compete Period (as defined below), engage in providing services to any Competing Business within a thirty (30) mile radius of any office maintained by Exchange or an affiliate of Exchange (including all offices and branches of the Bank) on the date hereof or on the Termination Date, or (ii) during the Restriction Period, solicit business from, or market services or products to, any person or entity which was, during a period of one (1) year prior to the Termination Date, a customer of Exchange, with respect to the Business or with respect to any other products or services offered by Exchange (or which the Exchange made plans or took preparatory steps to offer) during the aforesaid one-year period. “Competing Business” means the solicitation, sale, renewal, negotiation or placement of insurance policies and related products and services. “Non Compete Period” means the period commencing on the Effective Date and continuing to the Termination Date, provided that, in the case of a termination of this Agreement without Cause by Exchange the Non Compete Period shall end on the date on which Exchange ceases to pay Executive’s Base Salary and commissions pursuant to Section 10(f), and in the case of any other termination of the Executive’s employment, the Non Compete Period shall end on the two year anniversary of Executive’s Termination Date.
     10. Termination and Termination Pay. Executive or Exchange may terminate Executive’s employment under the following circumstances:
          a. Death. Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive’s estate shall receive any unpaid Base Salary and commission due to Executive through the last day of the calendar month in which his death occurred, paid in accordance with regular payroll practices.
          b. Retirement. This Agreement shall terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise, in which case Executive shall receive any unpaid Base Salary and commission due to him through the Termination Date, paid in accordance with regular payroll practices.
          c. Disability.
          i. The Board or Executive may terminate Executive’s employment after having determined Executive has suffered a Disability. For purposes of this Agreement, “Disability” or “Disabled” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of Exchange (or, if no such benefits exist, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of at least one hundred eighty (180) consecutive days). The Board, in good faith, shall determine whether or not Executive becomes and continues to be permanently Disabled for purposes of this Agreement, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate (copies of which shall promptly be provided to Executive and/or his designated representative).
          ii. In the event of his Disability, Executive shall no longer be obligated to perform services under this Agreement. Exchange will make Disability payments, each in an amount equal to sixty percent (60%) of Executive’s monthly rate of Base Salary in effect as of the date of his termination of employment due to Disability and average monthly commissions (based on the twelve-month period ending on the date of Disability). Exchange will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date he returns to full-time employment with Exchange in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) his attainment of age 65; or (D) the date the then-current term of the Agreement would have expired had Executive’s employment not terminated by reason of Disability. Executive will reduce Disability pay otherwise due to Executive under this provision by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by Exchange or by the Bank; provided, that any such benefits received after Executive’s right to receive Disability payments under this Agreement shall have terminated shall be the property of Executive, and, if received by Exchange, shall be promptly paid over to Executive. In addition, during any period of Executive’s Disability, Exchange shall continue to provide Executive and his dependents, to the greatest extent possible, all benefits (including, without limitation, benefits under retirement plans and medical, dental and life insurance plans) provided to Executive and his dependents prior to his Disability, on the same terms as if Executive remained actively employed by Exchange.
     d. Termination for Cause.
          i. The Board, by written notice to Executive in the form and manner specified in Section 10(d)(ii), may immediately terminate Executive’s employment at any time for “Cause”. Executive shall have no rights to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:
(1) Personal dishonesty;
(2) Incompetence;
(3) Willful misconduct;
(4) Breach of fiduciary duty involving personal profit;
(5) Intentional failure to perform duties under this Agreement;
(6) Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or
(7) Material breach by Executive of any provision of this Agreement.
          ii. Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless Exchange has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the disinterested membership of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after sixty (60) days’ notice to Executive and an opportunity for Executive to be heard before the Board with counsel), Executive was guilty of the conduct described above and specifying the particulars of his conduct.
          e. Voluntary Termination by Executive. In addition to his other rights to terminate employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days’ prior written notice to the Board. Upon Executive’s voluntary termination, Executive will receive only his Base Salary, commissions earned, vested rights and employee benefits due to him through the Termination Date, paid in accordance with regular payroll practices.
          f. Without Cause.
          i. In addition to termination pursuant to Sections 10(a) through 10(e), the Board may, upon providing written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”).
          ii. In the event of his termination of employment under this Section 10(f), Executive shall continue to receive: benefits under Section 6 hereof; his Base Salary at the rate in effect at his Termination Date; and average monthly commissions (based on the twelve-month period ending on the Termination Date) for the then-remaining term of the Agreement, paid in accordance with regular payroll practices.
          g. Change in Control. In the event that the employment of the Executive is involuntarily terminated within one (1) year of a Change in Control (as defined in Section 10(i) below) Executive shall be entitled to the following benefit:
          i. a lump sum payment equal to three (3) times Executive’s Base Salary and average yearly commission as of the date of the Change in Control; and
          ii. continuation at Exchange’s expense of health and dental coverage for Executive and his dependents for a period not to exceed the earlier of (i) thirty-six (36) months from Executive’s termination date; (ii) Executive’s employment with another employer; or (iii) Executive’s death.
          h. Definition of Change in Control. For purposes of this Agreement, a “Change in Control” means any of the following events:
          i. Merger. The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.
          ii. Acquisition of Significant Share Ownership. There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.
          iii. Change in Board Composition. During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or
          iv. Sale of Assets. The Company sells to a third party all or substantially all of its assets.
     Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Agreement.
          i. Limitation of Benefits Under Certain Circumstances. If the payments and benefits pursuant to Section 10 of this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from Exchange or an affiliate of Exchange, would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 10 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 10 being non-deductible to Exchange or an affiliate of Exchange pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 10 shall be based upon the opinion of the Company and the Bank’s independent public accountants and paid for by the Company and the Bank. In the event that the Company, the Bank and/or Executive do not agree with the opinion of such counsel, (i) Exchange shall pay to Executive the maximum amount of payments and benefits pursuant to Section 10, as selected by Executive, which such opinion indicates there is a high probability do not result in any of such payments and benefits being non-deductible to Exchange or an affiliate of Exchange and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Company and the Bank may request, and Executive shall have the right to demand that they request, a ruling from the Internal Revenue Service (the “IRS”) as to whether the disputed payments and benefits pursuant to Section 10 have such consequences. Any such request for a ruling from the IRS shall be promptly prepared, filed and paid for by the Company and the Bank, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive’s approval prior to filing, which shall not be unreasonably withheld. The Company, the Bank, Exchange and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall, result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 10 hereof, or a reduction in the payments and benefits specified in Section 10 below zero.
     11. Indemnification and Liability Insurance.
          a. Indemnification. Exchange agrees to indemnify Executive (and his heirs, executors, and administrators) under this Agreement, and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he becomes involved by reason of his service hereunder (whether or not Executive continues to serve as such at the time of incurring the expenses or liabilities). Covered expenses and liabilities include, without limitation, judgments, court costs, attorneys’ fees and the costs of reasonable settlements (subject to Board approval), provided legal action is brought against Executive in his capacity as an Executive or board member of Exchange or any of its affiliates. Indemnification for expenses shall not extend to matters related to Executive’s termination for “Cause.” Notwithstanding anything in this Section 11 (a) to the contrary, Exchange shall not be required to provide any indemnification otherwise prohibited by applicable law or regulation. The obligations of this Section 11 (a) shall survive the term of this Agreement (including extensions thereof) by a period of six (6) years.
          b. Insurance. During the period in which Exchange must indemnify Executive, Exchange, at its expense, will arrange for Executive’s (and his heirs, executors, and administrators) coverage under a directors’ and officers’ liability policy at least equivalent to the insurance coverage provided to directors and other senior executives of Exchange.
     12. Reimbursement of Executive’s Expenses to Enforce this Agreement. Exchange will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees that Executive incurs in connection with his successful enforcement of Exchange’s or the Company’s obligations under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that Exchange or the Company take some action specified by this Agreement: as a result of court order; or otherwise following an initial failure by Exchange or the Company to pay such money or take such action promptly following receipt of a written demand from Executive stating the reason that Exchange or the Company must make payment or take action under this Agreement.
     13. Injunctive Relief. Upon a breach or threatened breach of the prohibitions upon disclosure contained in Section 9 of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and Exchange shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties to this Agreement further agree that Executive, without limitation, may seek injunctive relief to enforce Exchange’s obligations under this Agreement.
     14. Source of Payments. All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of Exchange. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due under this Agreement. In the event Exchange does not pay such amounts or provide such benefits, they shall be paid or provided by the Company.

     15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Exchange and the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of Exchange and the Company. Since Exchange has contracted for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties hereunder without first obtaining the written consent of Exchange.
     16. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no payment under this Agreement shall be offset or reduced by any compensation or benefits provided to Executive in any subsequent employment.
     17. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to Exchange at its principal business office and to Executive at his home address as maintained in the records of Exchange.
     18. No Plan Created by this Agreement. Executive, Exchange and the Company expressly declare and agree that this Agreement was negotiated between them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any party who makes such an assertion in any judicial or administrative filing, hearing, or process shall have materially breached this Agreement upon making the assertion.
     19. Amendments. No amendments or additions to this Agreement will bind the parties unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.
     20. Applicable Law. Except to the extent preempted by federal law, Pennsylvania law shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
     21. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.
     22. Headings. Headings contained in this Agreement are for convenience of reference only.
     23. Prior Agreements. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6, and that certain employment agreement by and between Executive and the Bank dated May 29, 2002, and supersedes and replaces in its entirety the agreement between the Executive and Exchange dated June 1, 2002.

     24. Service on the Boards of Directors. The Executive serves as a member of the board of directors of Exchange, the Company and the Bank. The board of directors of each of the Company, Exchange and the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of Exchange, the Company and the Bank. Notwithstanding anything in this Agreement to the contrary, the Executive shall be deemed to have resigned as a director of each of the Company, Exchange and the Bank effective immediately after termination of the Executive’s employment under Article 10 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.
     25. Required Provisions. In the event any of the foregoing provisions of this Agreement are in conflict with the terms of this Section 25, this Section 25 shall prevail.
          a. The Board may terminate Executive’s employment at any time, but any termination by the Board, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits (except for already vested benefits) for any period after termination for Cause as defined in Section 10 of this Agreement.
          b. If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless service is stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.
          c. If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1818(e)(4) or (g)(l), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
          d. If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1813(x)(1), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
          e. All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee) or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

          f. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R. Sec. 545.121 and any rules and regulations promulgated thereunder.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Attest:	EXCHANGE UNDERWRITERS, INC.

/s/ John G. Robinson	By:	/s/ Patrick G. O’Brien

EXECUTIVE

/s/ Maria Walther	/s/ Richard B. Boyer

Witness	Richard B. Boyer

FEDFIRST FINANCIAL CORPORATION (as guarantor)

	By:	/s/ John G. Robinson